Exhibit 99.1

For further information contact:
John W. Bordelon, President and CEO
(337) 237-1960

Release Date:	July 29, 2009
For Immediate Release

HOME BANCORP ANNOUNCES 2009 SECOND QUARTER EARNINGS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $1.4 million for the second quarter of 2009, an increase of $334,000, or 30%, compared to the second quarter of 2008 and a decrease of $287,000, or 17%, compared to the first quarter of 2009. Diluted earnings per share were $0.18 for the second quarter of 2009, a decrease of 14% from the $0.21 per share reported for the first quarter of 2009. Net income for the first six months of 2009 was $3.2 million, an increase of $1.0 million, or 49%, compared to the first six months of 2008. Second quarter 2009 results include the impact of the FDIC’s special assessment of $132,000 (after tax), or $0.02 per diluted share.

The Company completed its initial public stock offering (“IPO”) on October 2, 2008 and began trading on the Nasdaq Global Market on October 3, 2008. Therefore, no shares were outstanding in the first six months of 2008.

“We continue to owe our strong results to the hard work of our employees,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “Their dedication to serving our customers produces new customer opportunities daily.”

“Home Bank’s commitment to our customers and strong capital base, which remains among the best in the country, gives the communities we serve confidence we will be there for them even through tough times,” added Mr. Bordelon.

The Company’s common stock was added to the Russell 3000 Index in June 2009. The index measures the performance of the 3,000 largest companies in the United States based on market capitalization.

Loans and Credit Quality

Loans totaled $342.7 million at June 30, 2009, an increase of $27.5 million, or 9%, from June 30, 2008, and an increase of $6.3 million, or 2%, from March 31, 2009. The Company’s loan mix continues to change as commercial loan balances have grown, while 1-4 family mortgage loan balances continue to decrease.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(dollars in thousands)	June 30, 2009	December 31, 2008	Increase (Decrease)
			Amount	Percent
Real estate loans:
One- to four-family first mortgage	$126,156	$138,173	$(12,017)	(9)%
Home equity loans and lines	23,676	23,127	549	2
Commercial real estate	95,563	84,096	11,467	14
Construction and land	39,868	35,399	4,469	13
Multi-family residential	6,303	7,142	(839)	(12)

Total real estate loans	291,566	287,937	3,629	1

Other loans:
Commercial	36,608	34,434	2,174	6
Consumer	14,485	13,197	1,288	10

Total other loans	51,093	47,631	3,462	7

Total loans	$342,659	$335,568	$7,091	2%

Commercial real estate loan growth during 2009 has primarily been driven by loans on owner-occupied office buildings in the Bank’s market areas. Construction and land loan growth during the year is primarily attributable to loans to builders on pre-sold single-family residential properties in the Bank’s market areas. Non-real-estate commercial loan growth in 2009 relates primarily to equipment and accounts receivable financing provided to relatively small businesses located in south Louisiana.

Net loan charge-offs for the first six months of 2009 were $6,000, compared to $5,000 for the same period in 2008. Non-performing assets totaled $2.4 million, or 0.46%, of total assets at June 30, 2009, compared to $836,000 and $2.5 million at June 30, 2008 and March 31, 2009, respectively. The Company increased its provision for loan losses to $248,000 during the second quarter of 2009, compared to provisions of $99,000 and $174,000 during the second quarter of 2008 and the first quarter of 2009, respectively.

As of June 30, 2009, the allowance for loan losses as a percentage of total loans was 0.88%, compared to 0.75% at June 30, 2008 and 0.83% at March 31, 2009.

Investment Securities Portfolio

The Company’s investment securities portfolio totaled $113.3 million at June 30, 2009, an increase of $44.4 million, or 64%, from June 30, 2008, and a decrease of $2.9 million, or 2%, from March 31, 2009. The increase from June 30, 2008 was the result of the Company’s investment of a portion of the $87.2 million in net IPO proceeds received in the fourth quarter of 2008. At June 30, 2009, the Company had an unrealized loss position on its investment securities portfolio of $4.9 million, compared to unrealized losses of $1.1 million and $7.2 million at June 30, 2008 and March 31, 2009, respectively. The unrealized loss relates primarily to the Company’s non-agency mortgage-backed securities holdings, which amounted to $48.4 million, or 9% of total assets, at June 30, 2009.

The following table summarizes the Company’s non-agency mortgage-backed securities portfolio as of June 30, 2009 (in thousands).

Collateral	Tranche	S&P Rating	# of Securities	Amortized Cost	Unrealized Gain/(Loss)
Prime	Super senior	AAA	5	$11,904	$(521)
Prime	Super senior	Investment grade (1)	1	1,776	(398)
Prime	Super senior	Below investment grade	1	1,111	(466)
Prime	Senior	AAA (2)	11	25,571	(3,464)
Prime	Senior support	Investment grade (1)	3	3,510	(492)
Prime	Senior support	Below investment grade	1	544	47
Alt-A	Senior	AAA	1	1,130	26
Alt-A	Senior	Below investment grade (3)	1	1,974	(987)
Alt-A	Senior support	Below investment grade	1	842	(98)

Total non-agency mortgage-backed securities			25	$48,362	$(6,353)

(1)	S&P investment-grade ratings below “AAA”.
(2)	Includes one security with an amortized cost of $2.1 million and an unrealized loss of $32,000 not rated by S&P. This security is rated “Aaa” by Moody’s.
(3)	This security is not rated by S&P. This security is rated “Caa2” by Moody’s.

The Company holds no Federal National Mortgage Association (Fannie Mae) or Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock, equity securities, corporate bonds, trust preferred securities, hedge fund investments, collateralized debt obligations or structured investment vehicles.

Cash Invested at Other ATM Locations

Home Bank maintains contracts with two counterparties to provide cash for ATMs at approximately 1,300 locations throughout the United States. Cash invested at other ATM locations totaled $25.8 million at June 30, 2009, a decrease of $26,000 from June 30, 2008, and an increase of $1.5 million from March 31, 2009. The Bank’s contracts with its ATM counterparties, which were set to expire during the second quarter of 2009, were extended for approximately 90 days to assist the counterparties in transitioning their business to other financial institutions. The Bank expects to receive all cash invested at other ATM locations back from the counterparties in 2009.

Deposits

Deposits totaled $371.6 million at June 30, 2009, an increase of $15.9 million, or 4%, from June 30, 2008, and a decrease of $3.5 million, or 1%, from March 31, 2009. The Company has continued to focus on growing its core deposit base (i.e., checking, savings and money market accounts), which has increased $11.6 million, or 6%, during the first half of 2009.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(dollars in thousands)	June 30, 2009	December 31, 2008	Increase (Decrease)
			Amount	Percent

Demand deposit	$64,929	$67,047	$(2,118)	(3)%
Savings	21,694	19,741	1,953	10
Money market	79,997	68,850	11,147	16
NOW	42,857	42,200	657	2
Certificates of deposit	162,154	156,307	5,847	4

Total deposits	$371,631	$354,145	$17,486	5

Net Interest Income

Net interest income for the second quarter of 2009 totaled $6.1 million, an increase of $1.7 million, or 40%, compared to the second quarter of 2008, and an increase of $236,000, or 4%, compared to the first quarter of 2009. The Company’s net interest margin was 4.87% for the second quarter of 2009, 66 basis points higher than the same quarter a year ago and 15 basis points higher than the first quarter of 2009. The increase in the net interest margin is primarily the result of higher average interest-earning assets and reduced funding costs.

Average interest-earning assets totaled $503.0 million for the quarter ended June 30, 2009, representing increases of 21% and 1% from the second quarter of 2008 and the first quarter of 2009, respectively. The average yield on the Company’s interest-earning assets for the quarter ended June 30, 2009 was 6.16%, a decrease of 28 basis points and an increase of 10 basis points compared to the quarters ended June 30, 2008 and March 31, 2009, respectively.

Average interest-bearing liabilities totaled $329.8 million for the quarter ended June 30, 2009, a 1% decrease and a 1% increase compared to the quarters ended June 30, 2008 and March 31, 2009, respectively. The average rate paid on interest-bearing liabilities for the quarter ended June 30, 2009 was 1.98%, a decrease of 81 and six basis points compared to the quarters ended June 30, 2008 and March 31, 2009, respectively.

Noninterest Income

Noninterest income for the second quarter of 2009 was $1.0 million, an increase of $173,000, or 21%, and $47,000, or 5%, compared to the quarters ended June 30, 2008 and March 31, 2009, respectively. The increases were primarily the result of increased gains on the sale of mortgage loans and higher levels of service fees and charges and bank card fees.

Noninterest Expense

Noninterest expense for the second quarter of 2009 totaled $4.6 million, an increase of $1.2 million, or 36%, and $635,000, or 16%, compared to the quarters ended June 30, 2008 and March 31, 2009, respectively. The primary reason for the increase in noninterest expense relates to higher compensation and benefits expense. Compensation and benefits expense has increased primarily due to three factors: 1) the Bank’s expansion into Baton Rouge, where two full-service banking offices were opened during the second half of 2008; 2) the employee stock ownership plan (“ESOP”), which commenced during the fourth quarter of 2008; and 3) award grants under the stock option and recognition and retention plans approved by the Company’s shareholders in May 2009. Award grants were issued mid-quarter under the stock option and recognition and retention plans, resulting in $182,000 of related expense for the second quarter of 2009. Based on grants awarded by the stock option and recognition and retention plans to date, the Company anticipates compensation expense related to these plans of approximately $350,000 in the aggregate per quarter during the remainder of the five-year vesting period. Other increases in noninterest expense were the result of higher professional and other fees due to the increased cost of operating as a public company, the Louisiana bank shares tax and the FDIC’s special assessment of five basis points assessed on all FDIC-insured depository institutions. In addition, the FDIC also has increased the base insurance premium assessment on deposits.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2009	June 30, 2008	% Change	March 31, 2009	December 31, 2008

Assets
Cash and cash equivalents	$14,006,806	$14,453,603	(3)%	$25,592,391	$20,150,248
Interest-bearing deposits in banks	1,289,000	2,673,000	(52)	1,388,000	1,685,000
Cash invested at other ATM locations	25,816,329	25,842,389	—	24,328,114	24,243,780
Securities available for sale, at fair value	109,817,830	64,853,202	69	112,296,397	114,235,261
Securities held to maturity	3,512,665	4,082,337	(14)	3,895,918	4,089,466
Mortgage loans held for sale	4,237,324	535,000	692	1,590,600	996,600
Loans, net of unearned income	342,659,432	315,192,357	9	336,389,803	335,568,071
Allowance for loan losses	(3,021,850)	(2,377,968)	27	(2,780,698)	(2,605,889)

Loans, net	339,637,582	312,814,389	9	333,609,105	332,962,182

Office properties and equipment, net	15,249,373	12,005,024	27	15,227,422	15,325,997
Cash surrender value of bank-owned life insurance	5,395,580	5,134,487	5	5,334,033	5,268,817
Accrued interest receivable and other assets	8,480,735	5,699,519	49	9,633,416	9,439,637

Total Assets	$527,443,224	$448,092,950	18%	$532,895,396	$528,396,988

Liabilities
Deposits	$371,631,130	$355,760,365	4%	$375,142,247	$354,145,105
Federal Home Loan Bank advances	22,893,099	38,856,903	(41)	24,207,021	44,420,795
Accrued interest payable and other liabilities	2,724,291	2,716,604	—	4,246,421	2,868,362

Total Liabilities	397,248,520	397,333,872	—	403,595,689	401,434,262

Shareholders’ Equity
Common stock	$89,270	$—	—%	$89,270	$89,270
Additional paid-in capital	87,357,709	—	—	87,165,161	87,182,281
Unearned compensation	(9,934,075)	—	—	(6,962,960)	(7,052,230)
Retained earnings	55,918,381	51,461,993	9	53,778,603	52,055,071
Accumulated other comprehensive income (loss)	(3,236,581)	(702,915)	(360)	(4,770,367)	(5,311,666)

Total Shareholders’ Equity	130,194,704	50,759,078	156	129,299,707	126,962,726

Total Liabilities and Shareholders’ Equity	$527,443,224	$448,092,950	18%	$532,895,396	$528,396,988

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended June 30,			For The Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Interest Income
Loans, including fees	$5,596,564	$5,393,111	4%	$11,118,314	$10,800,448	3%
Investment securities	1,786,673	965,252	85	3,489,469	1,750,661	99
Other investments and deposits	350,842	309,366	13	663,252	649,818	2

Total interest income	7,734,079	6,667,729	16	15,271,035	13,200,927	16

Interest Expense
Deposits	1,420,771	2,065,285	(31)%	2,848,043	4,452,304	(36)%
Federal Home Loan Bank advances	210,138	241,681	(13)	453,175	403,300	12

Total interest expense	1,630,909	2,306,966	(29)	3,301,218	4,855,604	(32)

Net interest income	6,103,170	4,360,763	40	11,969,817	8,345,323	43
Provision for loan losses	248,487	98,448	152	422,149	68,937	512

Net interest income after provision for loan losses	5,854,683	4,262,315	37	11,547,668	8,276,386	40

Noninterest Income
Service fees and charges	444,138	421,212	5%	898,844	827,465	9%
Bank card fees	282,536	233,885	21	543,260	441,366	23
Gain on sale of loans, net	174,905	81,119	116	315,292	150,998	109
Loss on sale of real estate owned, net	—	(3,278)	—	—	(3,488)	—
Income from bank-owned life insurance	61,547	63,936	(4)	126,763	127,872	(1)
Other income	43,049	36,998	16	81,121	55,445	46

Total noninterest income	1,006,175	833,872	21	1,965,280	1,599,658	23

Noninterest Expense
Compensation and benefits	2,597,488	2,143,498	21%	4,918,636	4,235,999	16%
Occupancy	330,030	302,210	9	646,402	589,937	10
Marketing and advertising	154,279	158,523	(3)	321,932	316,573	2
Data processing and communication	374,932	363,988	3	720,198	701,748	3
Professional fees	248,363	103,363	140	461,935	165,747	179
Franchise and shares tax	226,250	—	—	452,500	—	—
Other expenses	710,110	352,736	101	1,126,931	650,110	73

Total noninterest expense	4,641,452	3,424,318	36	8,648,534	6,660,114	30

Income before income tax expense	2,219,406	1,671,869	33	4,864,414	3,215,930	51
Income tax expense	782,400	568,435	38	1,703,876	1,093,416	56

Net income	$1,437,006	$1,103,434	30%	$3,160,538	$2,122,514	49%

Earnings per share - basic	$0.18	N/A	N/A	$0.39	N/A	N/A

Earnings per share - diluted	$0.18	N/A	N/A	$0.39	N/A	N/A

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended June 30,				% Change	For The Three Months Ended March 31, 2009	% Change
(dollars in thousands except per share data)	2009		2008
EARNINGS DATA
Total interest income	$7,734		$6,668		16	$7,537	3%
Total interest expense	1,631		2,307		(29)	1,670	(2)

Net interest income	6,103		4,361		40	5,867	4

Provision for loan losses	248		99		151	174	43
Total noninterest income	1,006		834		21	959	5
Total noninterest expense	4,642		3,424		36	4,007	16
Income tax expense	782		569		37	921	(15)

Net income	$1,437		$1,103		30	$1,724	(17)

Earnings per share - diluted	$0.18		N/A		N/A	$0.21	(14)

AVERAGE BALANCE SHEET DATA

Total assets	$533,715		$443,235		20%	$525,560	2%
Total earning assets	502,987		415,296		21	497,174	1
Loans	343,798		315,202		9	339,528	1
Interest bearing deposits	305,156		298,548		2	290,590	5
Total deposits	375,188		356,153		5	357,472	5
Total shareholders’ equity	129,369		50,854		154	128,865	—

SELECTED RATIOS (1)
Return on average assets	1.08%		1.00%		8%	1.31	(18)%
Return on average total equity	4.44		8.68		(49)	5.35	(17)
Efficiency ratio (2)	65.29		65.92		(1)	58.71	11
Average equity to average assets	24.24		11.48		111	24.52	(1)
Core capital ratio (3) (4)	19.79		11.44		73	19.19	3
Net interest margin (5)	4.87		4.21		16	4.72	3

	June 30, 2009		June 30, 2008		% Change	March 31, 2009	% Change
CREDIT QUALITY (3) (6)
Nonaccrual loans	$2,438		$787		210%	$2,489	(2)%
Accruing loans past due 90 days and over	—		—		—	—	—

Total nonperforming loans	2,438		787		210	2,489	(2)
Other real estate owned	—		49		—	37	—

Total nonperforming assets	$2,438		$836		192	$2,526	(3)

Nonperforming assets to total assets	0.46%		0.19%		142%	0.47%	(2)%
Nonperforming loans to total assets	0.46		0.18		156	0.47	(2)
Nonperforming loans to total loans	0.71		0.25		184	0.74	(4)
Allowance for loan losses to nonperforming assets	123.9		284.4		(56)	110.1	13
Allowance for loan losses to nonperforming loans	123.9		302.3		(59)	111.7	11
Allowance for loan losses to total loans	0.88		0.75		17	0.83	6

Year-to-date loan charge-offs	$17		$35		(51)%	$2	750%
Year-to-date loan recoveries	11		30		(63)	3	267

Year-to-date net loan charge-offs (recoveries)	6		5		20	(1)	700

Annualized YTD net loan charge-offs to total loans	—	%(7)	—	%(7)	—%	—	—	%(7)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Asset quality and capital ratios are end of period ratios.
(4)	Capital ratios are Bank only.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(6)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on all loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(7)	Ratio is displayed as zero since calculated value is too low to be reported.